Exhibit 10.1

ARCHER TECHNOLOGIES, LLC

2008 CLASS B COMMON UNIT OPTION PLAN

ARTICLE 1

PURPOSES

1.01 General Purpose. The Company desires, by means of this Plan and the granting of Option Units to acquire Class B Common Units in the Company, to provide a means of retaining and securing the best available personnel for the Company, to promote the success of the Company’s business, and to create in such persons an increased interest in, and a greater concern for, the welfare of the Company and its Affiliates.

1.02 Eligible Option Unit Recipients. The persons eligible to receive Option Units are the Employees or Consultants of the Company and its Affiliates.

1.03 Termination of Former Plan. This Plan supercedes and replaces the Archer Technologies, LLC 2003 Class B Membership Unit Option Plan, which has been terminated by the Board of Managers.

ARTICLE 2

DEFINITIONS

2.01 “Affiliate” means any parent company or subsidiary company of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) (with respect to corporations), respectively, of the Code.

2.02 “Cause” means (a) fraud, embezzlement or gross insubordination on the part of the Participant or breach by the Participant of his or her obligations under any Company policy or procedure; (b) conviction of or the entry of a plea of nolo contendere by the Participant for any felony; (c) a material breach of, or the willful failure or refusal by the Participant to perform and discharge, his or her duties, responsibilities or obligations as an Employee or Consultant; or (d) any act of moral turpitude or willful misconduct by the Participant which (i) is intended to result in substantial personal enrichment of the Participant at the expense of the Company or its Affiliates or (ii) has a material adverse impact on the business or reputation of the Company or its Affiliates; provided, however, that with respect to a Participant who is a party to a written employment or consulting agreement with the Company, which agreement contains a definition of “for cause” or “cause” (or words of like import) for purposes of termination of employment thereunder by the Company, the term “Cause” means “for cause” or “cause” as defined in the most recent of such agreements.

2.03 “Change in Control Event” means any direct or indirect change in the ownership of the Equity Interests (as such term is defined in the Operating Agreement) of the Company if, immediately after giving effect thereto, the persons and their Affiliates owning, directly or indirectly, the Units (as such term is defined in the Operating Agreement) of the Company immediately prior to giving effect thereto shall cease to own, directly or indirectly, in the aggregate, at least 50% of the total issued and outstanding Units (as such term is defined in the Operating Agreement) of the Company (on an As-Converted Basis, as such term is defined in the Operating Agreement).

2.04 “Class B Common Units” means the Class B Common Units of the Company, created under and as defined in the Operating Agreement, and having the powers, rights and privileges given to the holders of the Class B Common Units in the Operating Agreement.

2.05 “Code” means the internal Revenue Code of 1986, as amended.

2.06 “Company” means Archer Technologies, LLC, a Kansas limited liability company.

2.07 “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Company or an Affiliate pursuant to a written agreement.

2.08 “Continuous Service” means that Participant’s service with the Company or an Affiliate, whether as an Employee or Consultant, which is not interrupted or terminated. Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or an Affiliate as an Employee or a Consultant, or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant’s Continuous Service. The Plan Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

2.09 “Disability” means the inability (as determined in good faith by the Plan Administrator) of such Participant, as a result of incapacity due to physical or mental illness or disability, to perform the duties for which the Participant is employed for six consecutive months or shorter periods aggregating six months during any 12-month period.

2.10 “Effective Date” means the 19th day of September, 2008.

2.11 “Employee” means any employee of the Company or an Affiliate.

2.12 “Expiration Date” means the 19th day of September, 2018, the date on which the Plan shall terminate, unless earlier terminated pursuant to Section 8.02 of this Plan.

2.13 “Fair Market Value” means (i) if Company is not publicly traded, the current fair market value of a Class B Common Unit on the Grant Date that the Board acting in good faith determines through the reasonable application of a reasonable valuation method consistent with Section 409A of the Code, or (ii) if the Company is publicly traded, the closing price on the Grant Date for a Class B Common Unit as reported by The Wall Street Journal or if, The Wall Street Journal does not report such closing price, such closing price as reported by a newspaper or trade journal selected by the Board or, if no such closing price is available on such date, such closing price as so reported for the immediately preceding business day on which the Class B Common Units are traded.

2.14 “Grant Date” means, with respect to an Option Unit, the date such Option Unit is granted to a person by the Plan Administrator pursuant to this Plan.

2.15 “Liquidation Event” shall mean (a) a Change in Control Event, or (b) a sale of all or substantially all of the assets of the Company in a single transaction or in one or more related transactions, or (c) the Company conducts a Qualified Public Offering.

2.16 “Management Committee” means a committee of one or more members appointed by the Board of Managers of the Company in accordance with Section 4.03.

2.17 “Operating Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, dated as of September 19, 2008, by and among the persons executing such agreement and such other persons as may become members in accordance with the terms of such agreement, as the same may be amended or modified from time to time in accordance with its terms.

2.18 “Option Agreement” shall mean a written agreement between the Company and the Participant evidencing the terms and conditions of an individual Option Unit grant. Each Option Agreement shall be subject to the terms and conditions of this Plan.

2.19 “Option Unit” shall mean an opportunity to purchase Class B Common Units granted pursuant to this Plan.

2.20 “Participant” means a person to whom a Option Unit is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option Unit.

2.21 “Plan Administrator” means the Board of Managers of the Company, except as otherwise provided pursuant to Section 4.03.

2.22 “Qualified Public Offering” means the completion of the Company’s sale of its securities in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, in which the net proceeds to the Company are equal to or greater than $25,000,000 (before deduction of underwriters’ commissions and expenses).

2.23 “Securities Act” means the Securities Act of 1933, as amended.

2.24 “Termination Date” means the date on which a Participant’s Continuous Service with the Company or an Affiliate is terminated, whether due to Participant’s death, Disability, voluntary or involuntary termination, with or without cause, or otherwise.

ARTICLE 3

CLASS B COMMON UNITS SUBJECT TO OPTIONS

3.01 Class B Common Unit Reserve. Subject to Section 3.02 of this Agreement relating to adjustment upon changes in Class B Common Units, the Class B Common Units that may be issued pursuant to Option Units shall not exceed, in the aggregate, 414,893 Class B Common Units. If any Option Unit shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the Class B Common Units not acquired under such Option Unit shall revert to and again become available for issuance under the Plan. The Class B Common Units subject to the Plan may be unissued Class B Common Units or reacquired Class B Common Units.

3.02 Capitalization Adjustments. If any change is made in the Class B Common Units subject to the Plan or subject to any Option Unit, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, combination of Class B Common Units, exchange of Class B Common Units, change in corporate structure or other transaction not involving the receipt of consideration by the Company), (a) Section 3.01 of this Plan will be appropriately adjusted in respect of the class(es) and maximum number of Class B Common Units subject to this Plan, and (b) the outstanding Option Units will be appropriately adjusted in the class(es) and number of Class B Common Units (or other securities) and price per Class B Common Unit (or other securities) subject to such outstanding Option Units. The Plan Administrator shall make such adjustments and its determination shall be final, binding and conclusive.

ARTICLE 4

ADMINISTRATION OF PLAN

4.01 Administration. The Board of Managers of the Company shall serve as the Plan Administrator and administer this Plan unless and until, and then only to the extent that, the Board delegates administration to a Management Committee, as provided in Section 4.03 below; whereupon, except as otherwise provided in Section 4.03, the Management Committee shall be considered the “Plan Administrator” under this Plan, with respect to any duties delegated to it by the Plan Administrator.

4.02 Power of Plan Administrator. The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of this Plan:

(a) to determine from time to time which of the persons eligible under this Plan shall be granted Option Units; when and how each Option Unit shall be granted; the provisions of each Option Unit granted (which need not be identical), including the time or times when a person shall be permitted to receive Class B Common Units pursuant to a Option Unit; and the number of Class B Common Units with respect to which an Option Unit shall be granted to each such person;

(b) to establish the time and performance standards for determining the periods during which Option Units shall vest;

(c) to construe and interpret this Plan and Option Units granted under it, and to establish, amend and revoke rules and regulations for the Plan’s administration. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Unit, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(d) to amend this Plan or an Option Unit as provided in Article 8; and

(e) to exercise such powers and to perform such acts as the Plan Administrator deems necessary or expedient to promote the best interests of the Company, to the extent not in conflict with the provisions of this Plan.

4.03 Delegation to Management Committee. The Plan Administrator may delegate some or all of the administration of the Plan to a Management Committee consisting of two or more committee members, at least one member of which shall be a member of the Board of Managers. If administration is delegated to a Management Committee, the Management Committee shall have, in connection with the administration of this Plan, the specific powers theretofore possessed by the Plan Administrator and delegated to the Management Committee pursuant to resolutions of the Plan Administrator, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Plan Administrator. The Plan Administrator may abolish the Management Committee at any time and revert in the Plan Administrator the full administration of the Plan.

4.04 No Liability. The Plan Administrator and any Management Committee appointed by the Plan Administrator shall not be liable for any action or determination made in good faith with respect to any grant of Option Units under this Plan or the interpretation or application of the terms and conditions of this Plan or any Option Unit, or otherwise, with respect to this Plan. The determination of the Plan Administrator on matters referred to in this Article 4 shall be final and conclusive.

ARTICLE 5

ELIGIBILITY

Option Units may be granted only to Employees of the Company or an Affiliate, or a Consultant providing, substantial services to the Company or an Affiliate.

ARTICLE 6

OPTION TERMS

Each Option Unit shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The provisions of separate Option Units need not be identical, but each Option Unit shall include (through incorporation of provisions of this Plan by reference in the Option Unit or otherwise) the substance of each of the following provisions:

6.01 Term. The “Term” of an Option Unit shall commence on its respective Grant Date and shall expire on September 19, 2018. No Option Unit shall be exercisable after the expiration of its Term.

6.02 Exercise Price of an Option Unit. The exercise price of each Option Unit shall in no event be less than the Fair Market Value of the Class B Common Units underlying such Option Unit on the date the Option Unit is granted.

6.03 Consideration. The purchase price of Class B Common Units acquired pursuant to a Option Unit shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by check at the time the Option Unit is exercised or (b) at the discretion of the Plan Administrator, (i) according to a deferred payment or other similar arrangement with the Company, (ii) by retention of Class B Common Units issuable upon exercise of the Option Unit or surrender to the Company of outstanding Class B Common Units held by the Participant, or (iii) in any other form of legal consideration that may be acceptable to the Plan Administrator. In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

6.04 Transferability of a Option Unit. No Option Unit shall be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of Participant only by Participant. Notwithstanding the foregoing, a Participant may, by delivering written notice to the Plan Administrator in a form satisfactory to the Plan Administrator, designate a third party who, in the event of the death of Participant, shall thereafter be entitled to exercise the Option Unit.

6.05 Vesting and Exercise of Option Units. The Option Units shall become vested in accordance with such vesting schedules (which need not be the same for all Participants) as may be determined by the Plan Administrator. The Option Units shall not be exercisable in whole or in part except upon a Liquidation Event, in which case, the vested portion of the Option Units shall become exercisable at the effective date of the Liquidation Event, and any outstanding Option Units not exercised in connection with such Liquidation Event shall terminate immediately after such Liquidation Event. The unvested portion of any Option Unit shall terminate and shall not be exercisable upon a Liquidation Event.

6.06 Termination of Continuous Service. Unless otherwise provided in an Option Agreement, in the event Participant’s Continuous Service terminates (other than upon Participant’s death or Disability, or for Cause), Participant may exercise the vested portion of the Option Unit upon any Liquidation Event, but only if such Liquidation Event occurs within the period of time ending on the earlier of (a) the date three months following the Termination Date, or (b) the expiration of the Term of the Option Unit as set forth in Section 6.01. If, after termination of Participant’s Continuous Service, Participant does not, or is unable to (because there has been no Liquidation Event), exercise the Option Unit within the time specified in this Section 6.06, the Option Unit shall terminate and will thereafter not be exercisable.

6.07 Disability of Participant. Unless otherwise provided in an Option Agreement, in the event that Participant’s Continuous Service terminates as a result of Participant’s Disability, Participant may exercise the vested portion of the Option Unit upon any Liquidation Event, but only if such Liquidation Event occurs within the period of time ending on the earlier of (a) the date 12 months following the Termination Date, or (b) the expiration of the Term of the Option Unit as set forth in Section 6.01. If, after termination of Participant’s Continuous Service, Participant does not, or is unable to (because there has been no Liquidation Event), exercise the Option Unit within the time specified in this Section 6.07, the Option Unit shall terminate and will thereafter not be exercisable.

6.08 Death of Participant. Unless otherwise provided in an Option Agreement, in the event Participant’s Continuous Service terminates as a result of Participant’s death, then the vested portion of the Option Unit may be exercised upon any Liquidation Event by Participant’s estate, by a person who acquired the right to exercise the Option Unit by bequest or inheritance or by a person designated to exercise the Option Unit upon Participant’s death pursuant to Section 6.04, but only if the Liquidation Event occurs within the period ending on the earlier of (a) the date 12 months following the Termination Date, or (b) the expiration of the Term of such Option Unit as set forth in Section 6.01. If, after death, the Option Unit is not exercised, or can not be exercised (because there has been no Liquidation Event) within the time specified in this Section 6.08, the Option Unit shall terminate and will thereafter not be exercisable.

6.09 Termination for Cause. Unless otherwise provided in an Option Agreement, in the event Participant’s Continuous Service is terminated for Cause, then the Option Unit will expire as of the Termination Date in its entirety, whether or not such Option Unit was vested in whole or in part on such Termination Date.

6.10 Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company (other than in connection with a Liquidation Event), all then outstanding Option Units shall terminate immediately prior to such event.

ARTICLE 7

EXERCISE OF OPTION UNIT

Subject to any additional requirements that may be provided by an Option Agreement or the Operating Agreement, and unless otherwise provided by the Plan Administrator, Option Units granted under this Plan shall be exercised by the Participant by the giving of written notice of exercise to the Plan Administrator, such notice to be in the form approved by the Plan Administrator. Unless the Plan Administrator shall otherwise agree in writing, such notice shall be accompanied by (a) the tender of payment of the purchase price for the Class B Common Units to be purchased upon such exercise of the Option Unit, in accordance with the requirements of Section 6.03 of this Plan, and (b) the Option Agreement issued with respect to the Option Unit, which shall be retained by the Plan Administrator. The Plan Administrator may also require a Participant in connection with the exercise of an Option Unit, to execute and deliver to it or to the Company any documents that may be required under the Operating Agreement in connection with the admission of a person as a member of the Company or the transfer of additional Class B Common Units to a person who is already a member of the Company, as may be appropriate to the circumstances. The Plan Administrator shall advise the Participant of any such additional documentation requirements in connection with the exercise of a Option Unit promptly after it has received notice of exercise of the Option Unit. The Plan Administrator may waive any of the foregoing requirements respecting the manner of exercise of Option Units.

ARTICLE 8

AMENDMENT AND TERMINATION OF THIS PLAN

8.01 Amendment of Plan. The Plan Administrator in its discretion may, from time to time, amend this Plan in any respect without the consent of any Participant; provided, however, no amendment shall be made that will adversely affect the rights under any Option Unit granted before amendment of this Plan without the consent of the holder of such Option Unit.

8.02 Termination or Suspension of Plan. The Plan Administrator may at any time suspend or terminate this Plan except with respect to Option Units then outstanding. This Plan, unless sooner terminated by action of the Plan Administrator, shall terminate at the close of business on the later of the Expiration Date or the date all Option Units outstanding have been exercised or have expired, provided that the provisions of this Plan regarding administration shall remain in effect indefinitely. Option Units may not be granted while this Plan is suspended or after it has been terminated. Rights and obligations under any Option Unit granted while this Plan is in effect shall not be altered or impaired by suspension or termination of this Plan, except upon the consent of the person to whom the Option Unit was granted. The provisions of this Plan regarding administration of this Plan, including the power of the Plan Administrator to construe and administer any Option Units granted prior to the termination or suspension of this Plan, nevertheless shall continue after such termination or during such suspension.

ARTICLE 9

MISCELLANEOUS

9.01 Withholding Taxes. The Company may require, as a condition to the exercise of an Option Unit, that the Company be reimbursed in cash for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance of the Option Unit or Class B Common Units, or disposition of a Class B Common Unit, or the repurchase by the Company of the Option Unit. In lieu thereof, the Company or any Affiliate thereof which employs the Participant exercising the Option Unit shall have the right to withhold the amount of such taxes from any other sums due or to become due from it to the Participant.

9.02 Member Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Class B Common Units subject to any Option Unit unless and until such Participant has satisfied all requirements for exercise of the Option Unit pursuant to its terms, including becoming a party to the Operating Agreement by executing a counterpart of the Operating Agreement and delivering a copy of the same to the Plan Administrator, and satisfaction of such other conditions as may be required by an Option Agreement or the Operating Agreement.

9.03 Severability. The invalidity or illegibility of any provision of this Plan shall not be deemed to affect the validity of any other provision.

9.04 No Employment Agreement. This Plan shall not impose any obligation on the Company or any Affiliate to continue the employment, or engagement of, any Participant as an Employee or Consultant, and it shall not impose any obligation on the part of any Participant to remain in the employ of, or as a consultant to, the Company.

9.05 Nonassignable Interest. Except to the extent provided in this Plan, Option Units may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process, and any purported assignment in contravention of this Plan shall be void and of no effect.

9.06 Acceleration of Exercisability and Vesting. The Plan Administrator shall have the power to accelerate the time at which Option Units may vest or the time during which Option Units will be exercisable, notwithstanding the provisions of this Plan or any Option Agreement.

9.07 Securities Laws Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Option Units and to issue and sell Class B Common Units upon exercise of the Option Units; provided, however, that this undertaking shall not require the Company to register under the Securities Act this Plan, any Option Unit or any Class B Common Units, issued or issuable pursuant to any such Option Unit. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Class B Common Units under this Plan, the Company shall be relieved from any liability for failure to issue and sell Class B Common Units upon exercise of such Option Units unless and until such authority is obtained.

9.08 Investment Assurances. The Plan Administrator may require a Participant, as a condition of exercising an Option Unit or acquiring Class B Common Units under any Option Unit, (a) to give written assurances satisfactory to the Company as to Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option Unit; and (b) to give written assurances satisfactory to the Company stating that Participant is acquiring Class B Common Units subject to the Option Unit for Participant’s own account and not with arty present intention of selling or otherwise distributing such Class B Common Units. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (a) the issuance of the Class B Common Units upon the exercise of an Option Unit has been registered under a then currently effective registration statement under the Securities Act or (b) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on any certificates issued under this Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Class B Common Units.

9.09 Governing Law. This Plan and such Option Units as may be granted hereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Kansas from time to time obtaining, without giving effect to the principles, policies or provisions thereof governing conflicts of law.